Exhibit 99.3

Consent of Perella Weinberg Partners LP

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-4 of PepsiCo, Inc. (the “Registration Statement”) and in the Proxy Statement/Prospectus of PepsiCo, Inc. and The Pepsi Bottling Group, Inc., which is part of the Registration Statement, of our opinion dated August 3, 2009 appearing as Appendix C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary – Opinions of PBG’s Financial Advisors – Perella Weinberg Partners LP”, “Special Factors – Background of the Merger”, “Special Factors – Recommendation of the PBG Special Committee and the PBG Board as to Fairness of the Merger”, “Special Factors – Position of PepsiCo and Metro Regarding Fairness of the Merger” and “Special Factors – Opinion of PBG’s Financial Advisors – Perella Weinberg.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Perella Weinberg Partners LP
PERELLA WEINBERG PARTNERS LP

New York, New York

January 12, 2010